Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Third Quarter 2018 Results

DALLAS, Texas - (Business Wire) - November 5, 2018 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported results for the 13-week third quarter of 2018, which ended on September 30, 2018.

Fiesta President and Chief Executive Officer Richard Stockinger said, "Pollo Tropical extended its positive comparable restaurant sales trend to three consecutive quarters and ten consecutive months through September. Taco Cabana has now reported two consecutive quarters and six consecutive months of positive comparable restaurant sales growth through September. We attribute our momentum to the successful implementation of our Strategic Renewal Plan that has elevated important aspects of the guest experience including improved food quality, hospitality and an enhanced restaurant environment. While our prior year period results are distorted by the effects of the hurricanes last year and make comparison less meaningful, we are pleased with the continuation of our overall trajectory."

Mr. Stockinger continued, "We have completed significant development of our digital platforms and are now proceeding to launch comprehensive catering plans and pilot new loyalty and delivery programs. In advance of the upcoming holiday season, we have made great progress building our catering infrastructure at Pollo Tropical. Our 'My TC' loyalty program has been rolled out systemwide at Taco Cabana with positive initial results. Also, in the coming weeks, Pollo Tropical will begin piloting our 'My Pollo' loyalty program and third-party delivery in South Florida."

Mr. Stockinger concluded, "We celebrated Taco Cabana's 40th anniversary in September and will celebrate Pollo Tropical's 30th anniversary in November, true milestones for these iconic brands. Yet, we believe we remain in the early innings of the long-term opportunity of these two brands and we are looking ahead with optimism. The success of our Crispy Pollo BitesTM at Pollo Tropical and our shareable appetizers at Taco Cabana, including our Kickin' Grande Nachos, are examples of successful new product additions that broaden the appeal of our brands. With the stabilization of the topline, we are now focused on refining the Pollo Tropical brand in non-core markets and on improving Taco Cabana sales volumes and margins to ready the brands for future expansion."

Third Quarter 2018 Financial Summary

•	Total revenues increased 10.1% from the prior year period to $174.6 million due primarily to comparable restaurant sales growth at both Pollo Tropical and Taco Cabana;

•
Comparable restaurant sales at Pollo Tropical increased 6.5%, the third consecutive quarter of positive comparable restaurant sales, and included the positive impact of lapping Hurricane Irma in the prior year period;

•
Comparable restaurant sales at Taco Cabana increased 12.2%, the second consecutive quarter of positive comparable restaurant sales, and included the positive impact of lapping Hurricane Harvey in the prior year period;

•	Net income of $2.0 million, or $0.08 per diluted share, compared to the prior year period net loss of $8.3 million, or $0.31 per diluted share;

•
Adjusted net income of $3.0 million, or $0.11 per diluted share, compared to the prior year period adjusted net income of $1.7 million, or $0.06 per diluted share (see non-GAAP reconciliation table below); and

•	Consolidated Adjusted EBITDA of $15.0 million compared to the prior year period Consolidated Adjusted EBITDA of $13.2 million (see non-GAAP reconciliation table below).

Third Quarter 2018 Brand Results

During the third quarter of 2018, we lapped the anniversaries of Hurricanes Harvey and Irma (the "Hurricanes") which occurred in the prior year period.

Pollo Tropical restaurant sales increased 6.5% to $93.6 million in the third quarter of 2018 compared to the prior year period due primarily to a comparable restaurant sales increase of 6.5%. The increase in comparable restaurant sales resulted from a 5.2% increase in average check and a 1.3% increase in comparable restaurant transactions. The increase in average check was driven primarily by menu price increases of approximately 4.9%. In the prior year period, we estimated that the Hurricanes negatively impacted comparable restaurant sales and transactions by approximately 5.5% to 6.5%.

Adjusted EBITDA for Pollo Tropical increased to $12.5 million in the third quarter of 2018 from $9.4 million in the third quarter of 2017. This was due primarily to the impact of the Hurricanes and closing unprofitable restaurants in 2017, higher comparable restaurant sales and lower advertising expenses in 2018, partially offset by an increase in cost of sales as a percentage of restaurant sales and general and administrative expenses. In the prior year period, we estimated that the Hurricanes negatively impacted Adjusted EBITDA and income (loss) from operations by approximately $3.0 million to $4.0 million.

Taco Cabana restaurant sales increased 14.5% to $80.4 million in the third quarter of 2018 compared to the prior year period due primarily to a comparable restaurant sales increase of 12.2%. The increase in comparable restaurant sales resulted from a 12.1% increase in average check and a 0.1% increase in comparable restaurant transactions. Comparable restaurant transactions were negatively impacted primarily by the elimination of deep discounting related to the repositioning of the brand, and by the reduction in overnight operating hours which negatively impacted comparable restaurant sales by 0.9%. The increase in average check was primarily driven by menu price increases of 7.7% and positive sales mix associated with higher priced promotions and new menu items related to brand repositioning. In the prior year period, we estimated that the Hurricanes negatively impacted comparable restaurant sales and transactions by approximately 2.0% to 3.0%.

Adjusted EBITDA for Taco Cabana decreased to $2.5 million in the third quarter of 2018 from $3.8 million in the third quarter of 2017 due primarily to higher cost of sales as a percentage of restaurant sales and higher advertising, operating and general and administrative expenses, partially offset by the impact of higher comparable restaurant sales in 2018 and the impact of Hurricane Harvey in 2017. In the prior year period, we estimated that the Hurricanes negatively impacted Adjusted EBITDA and income (loss) from operations by approximately $1.0 million to $1.5 million.

General and Administrative Expenses

General and administrative expenses were $13.3 million in the third quarter of 2018 and $12.1 million in the third quarter of 2017, and as a percentage of total revenues, general and administrative expenses were 7.6% in the third quarter of 2018 and the third quarter of 2017. General and administrative expenses for the third quarter of 2018 included $0.4 million in costs related to discontinuing certain services and $0.4 million related to a system implementation and project-oriented advisory services. General and administrative expenses in the third quarter of 2017 included a reduction of $(0.2) million in board and shareholder matter costs and a net benefit of $(0.1) million related to restructuring costs.

Impairment and Other Lease Charges

Impairment and other lease charges decreased to $6.4 million in the third quarter of 2018 from $15.9 million in the third quarter of 2017. Third quarter 2018 charges related primarily to impairment of three Pollo Tropical and five Taco Cabana underperforming restaurants that we continue to operate and other lease charges, net of recoveries, of $0.7 million, due primarily to lease charges related to an office relocation in the third quarter of 2018 and other lease charges, net of recoveries, related to previously closed restaurants due to adjustments to estimates of future lease costs.

Income Taxes

We revalued our net deferred income tax assets at the new federal corporate statutory rate of 21.0% in 2017 as a result of the Tax Cuts and Jobs Act. In 2018, in conjunction with a cost segregation study conducted prior to filing our 2017 federal income tax return, we changed the depreciation method for certain assets for federal income tax purposes to accelerate tax deductions. Changes in our 2017 federal income tax return from the amounts recorded as of December 31, 2017 were primarily the result of changing the depreciable lives of assets for federal income tax purposes. These changes allowed us to record an incremental benefit of $3.9 million for the third quarter of 2018. The provision for income taxes for the third quarter of 2018 was derived using an estimated annual effective tax rate of 23.4%, which excludes the discrete impact of a tax deficiency from the vesting of restricted shares of $0.2 million and an adjustment resulting from changes in our 2017 federal income tax return from the amounts recorded as of December 31, 2017 of $4.1 million, which includes the $3.9 million impact of revaluing changes in our deferred tax assets.

Restaurant Portfolio

As of September 30, 2018, there were 150 Company-owned Pollo Tropical restaurants, 171 Company-owned Taco Cabana restaurants, 30 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Guyana and Panama and eight franchised Taco Cabana restaurants in the U.S. During the third quarter of 2018, we opened one Company-owned Taco Cabana restaurant in Texas.

2018 Restaurant Development and Capital Expenditures

New restaurant development in 2018 includes seven Company-owned Pollo Tropical restaurant openings in Florida and seven Company-owned Taco Cabana restaurant openings in Texas, including five conversions from closed Pollo Tropical restaurants. All fourteen planned 2018 restaurant openings will be completed by the end of this week. We continue to anticipate capital expenditures for the development of new restaurants in 2018 to be $22.0 million to $25.0 million.

Total capital expenditures in 2018 are expected to be at the high-end of the $60.0 million to $70.0 million range due in part to additional restaurant investments being made to improve food quality and support new menu, catering and technology platforms.

Investor Conference Call Today

Fiesta will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 201-689-8562. A replay will be available after the call until Monday, November 12, 2018, and can be accessed by dialing 412-317-6671. The passcode is 13683908. The conference call will also be webcast live from the corporate website at www.frgi.com, under the Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND OCTOBER 1, 2017
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Nine Months Ended (a)
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017

Revenues:
Restaurant sales	$173,966	$158,100	$518,951	$505,082
Franchise royalty revenues and fees	682	591	2,008	1,840
Total revenues	174,648	158,691	520,959	506,922
Costs and expenses:
Cost of sales	56,021	49,151	166,275	150,827
Restaurant wages and related expenses (b)	47,943	44,649	142,103	139,050
Restaurant rent expense	9,129	9,104	26,861	27,881
Other restaurant operating expenses	27,294	24,856	75,398	73,560
Advertising expense	6,472	5,885	18,046	17,716
General and administrative expenses (b)(c)	13,284	12,057	41,023	46,751
Depreciation and amortization	9,739	8,483	27,908	26,265
Pre-opening costs	223	544	1,481	1,878
Impairment and other lease charges (d)	6,417	15,905	6,539	59,081
Other expense (income), net (e)	47	469	(3,132)	1,721
Total operating expenses	176,569	171,103	502,502	544,730
Income (loss) from operations	(1,921)	(12,412)	18,457	(37,808)
Interest expense	924	672	2,979	1,910
Income (loss) before income taxes	(2,845)	(13,084)	15,478	(39,718)
Benefit from income taxes	(4,892)	(4,827)	(246)	(14,241)
Net income (loss)	$2,047	$(8,257)	$15,724	$(25,477)
Earnings per common share:
Basic	$0.08	$(0.31)	$0.58	$(0.95)
Diluted	0.08	(0.31)	0.58	(0.95)
Weighted average common shares outstanding:
Basic	26,954,285	26,845,568	26,900,716	26,811,610
Diluted	26,958,874	26,845,568	26,905,391	26,811,610

(a) The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three and nine month periods ended September 30, 2018 and October 1, 2017 each included 13 and 39 weeks, respectively.

(b) Restaurant wages and related expenses include stock-based compensation of $6 and $9 for the three months ended September 30, 2018 and October 1, 2017, respectively, and $56 and $44 for the nine months ended September 30, 2018 and October 1, 2017, respectively. General and administrative expenses include stock-based compensation expense of $732 and $938 for the three months ended September 30, 2018 and October 1, 2017, respectively, and $2,588 and $2,723 for the nine months ended September 30, 2018 and October 1, 2017, respectively.

(c) See notes (e) through (h) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(d) See note (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(e) See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2018	December 31, 2017

Assets
Cash	$5,743	$3,599
Other current assets	38,612	37,449
Property and equipment, net	235,609	234,561
Goodwill	123,484	123,484
Deferred income taxes	9,376	17,232
Other assets	7,074	6,988
Total assets	$419,898	$423,313

Liabilities and Stockholders' Equity
Current liabilities	$49,538	$59,844
Long-term debt, net of current portion	71,664	76,425
Deferred income sale-leaseback of real estate	20,765	23,466
Other non-current liabilities	30,474	32,062
Total liabilities	172,441	191,797
Stockholders' equity	247,457	231,516
Total liabilities and stockholders' equity	$419,898	$423,313

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017
Segment revenues:
Pollo Tropical	$94,045	$88,284	$284,823	$282,844
Taco Cabana	80,603	70,407	236,136	224,078
Total revenues	$174,648	$158,691	$520,959	$506,922

Change in comparable restaurant sales (a):
Pollo Tropical	6.5%	(10.9)%	3.6%	(8.5)%
Taco Cabana	12.2%	(12.6)%	4.3%	(7.2)%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$644	$614	$1,985	$1,849
New restaurants (c)	428	385	1,307	1,217
Total Company-owned (d)	624	575	1,915	1,723
Taco Cabana
Comparable restaurants (b)	$474	$420	$1,416	$1,335
New restaurants (c)	422	423	1,183	1,358
Total Company-owned (d)	470	420	1,399	1,336

Income (loss) before income taxes:
Pollo Tropical	$2,976	$(10,816)	$21,901	$(39,414)
Taco Cabana	(5,821)	(2,268)	(6,423)	(304)

Adjusted EBITDA:
Pollo Tropical	$12,544	$9,396	$42,520	$41,257
Taco Cabana	2,493	3,776	9,652	17,252

Restaurant-level Adjusted EBITDA (e):
Pollo Tropical	$19,103	$15,480	$62,948	$62,343
Taco Cabana	8,010	8,984	27,375	34,159
(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer.
(b) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(c) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(d) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(e) Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017

Company-owned restaurant openings:
Pollo Tropical	—	2	4	8
Taco Cabana	1	3	7	6
Total new restaurant openings	1	5	11	14

Company-owned restaurant closings:
Pollo Tropical	—	(6)	—	(36)
Taco Cabana	—	(4)	(2)	(4)
Net change in restaurants	1	(5)	9	(26)

Number of Company-owned restaurants:
Pollo Tropical	150	149	150	149
Taco Cabana	171	168	171	168
Total Company-owned restaurants	321	317	321	317

Number of franchised restaurants:
Pollo Tropical	30	32	30	32
Taco Cabana	8	7	8	7
Total franchised restaurants	38	39	38	39

Total number of restaurants:
Pollo Tropical	180	181	180	181
Taco Cabana	179	175	179	175
Total restaurants	359	356	359	356

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	September 30, 2018		October 1, 2017
		(a)		(a)
Pollo Tropical:
Restaurant sales	$93,592		$87,888
Cost of sales	31,219	33.4%	28,527	32.5%
Restaurant wages and related expenses	21,947	23.4%	21,208	24.1%
Restaurant rent expense	4,392	4.7%	4,655	5.3%
Other restaurant operating expenses	13,521	14.4%	13,034	14.8%
Advertising expense	3,413	3.6%	4,980	5.7%
Depreciation and amortization	5,438	5.8%	5,187	5.9%
Pre-opening costs	134	0.1%	230	0.3%
Impairment and other lease charges	3,295	3.5%	13,729	15.6%

Taco Cabana:
Restaurant sales	$80,374		$70,212
Cost of sales	24,802	30.9%	20,624	29.4%
Restaurant wages and related expenses	25,996	32.3%	23,441	33.4%
Restaurant rent expense	4,737	5.9%	4,449	6.3%
Other restaurant operating expenses	13,773	17.1%	11,822	16.8%
Advertising expense	3,059	3.8%	905	1.3%
Depreciation and amortization	4,301	5.4%	3,296	4.7%
Pre-opening costs	89	0.1%	314	0.4%
Impairment and other lease charges	3,122	3.9%	2,176	3.1%

	Nine Months Ended
	September 30, 2018		October 1, 2017
		(a)		(a)
Pollo Tropical:
Restaurant sales	$283,447		$281,572
Cost of sales	93,716	33.1%	87,430	31.1%
Restaurant wages and related expenses	65,652	23.2%	66,945	23.8%
Restaurant rent expense	13,024	4.6%	14,502	5.2%
Other restaurant operating expenses	38,270	13.5%	39,353	14.0%
Advertising expense	9,859	3.5%	11,316	4.0%
Depreciation and amortization	16,117	5.7%	16,705	5.9%
Pre-opening costs	699	0.2%	1,013	0.4%
Impairment and other lease charges	3,439	1.2%	56,336	20.0%

Taco Cabana:
Restaurant sales	$235,504		$223,510
Cost of sales	72,559	30.8%	63,397	28.4%
Restaurant wages and related expenses	76,451	32.5%	72,105	32.3%
Restaurant rent expense	13,837	5.9%	13,379	6.0%
Other restaurant operating expenses	37,128	15.8%	34,207	15.3%
Advertising expense	8,187	3.5%	6,400	2.9%
Depreciation and amortization	11,791	5.0%	9,560	4.3%
Pre-opening costs	782	0.3%	865	0.4%
Impairment and other lease charges	3,100	1.3%	2,745	1.2%
(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Taco Cabana	Consolidated
September 30, 2018:
Net income			$2,047
Benefit from income taxes			(4,892)
Income (loss) before taxes	$2,976	$(5,821)	$(2,845)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,438	4,301	9,739
Impairment and other lease charges	3,295	3,122	6,417
Interest expense	448	476	924
Other expense (income), net	(29)	76	47
Stock-based compensation expense in restaurant wages	4	2	6
Total non-general and administrative expense adjustments	9,156	7,977	17,133
General and administrative expense adjustments:
Stock-based compensation expense	407	325	732
Strategic Renewal Plan restructuring costs and retention bonuses	5	12	17
Total general and administrative expense adjustments	412	337	749
Adjusted EBITDA	$12,544	$2,493	$15,037
Restaurant-level adjustments:
Add: Pre-opening costs	134	89	223
Add: Other general and administrative expense(1)	6,878	5,657	12,535
Less: Franchise royalty revenue and fees	453	229	682
Restaurant-level Adjusted EBITDA	$19,103	$8,010	$27,113

October 1, 2017:
Net loss			$(8,257)
Benefit from income taxes			(4,827)
Loss before taxes	$(10,816)	$(2,268)	$(13,084)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,187	3,296	8,483
Impairment and other lease charges	13,729	2,176	15,905
Interest expense	329	343	672
Other expense (income), net	574	(105)	469
Stock-based compensation expense in restaurant wages	(4)	13	9
Total non-general and administrative expense adjustments	19,815	5,723	25,538
General and administrative expense adjustments:
Stock-based compensation expense	587	351	938
Board and shareholder matter costs	(89)	(66)	(155)
Strategic Renewal Plan restructuring costs and retention bonuses	51	36	87
Office restructuring and relocation costs	(152)	—	(152)
Total general and administrative expense adjustments	397	321	718
Adjusted EBITDA	$9,396	$3,776	$13,172
Restaurant-level adjustments:
Add: Pre-opening costs	230	314	544
Add: Other general and administrative expense(1)	6,250	5,089	11,339
Less: Franchise royalty revenue and fees	396	195	591
Restaurant-level Adjusted EBITDA	$15,480	$8,984	$24,464

Nine Months Ended	Pollo Tropical	Taco Cabana	Consolidated
September 30, 2018:
Net income			$15,724
Benefit from income taxes			(246)
Income (loss) before taxes	$21,901	$(6,423)	$15,478
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	16,117	11,791	27,908
Impairment and other lease charges	3,439	3,100	6,539
Interest expense	1,467	1,512	2,979
Other expense (income), net	(1,577)	(1,555)	(3,132)
Stock-based compensation expense in restaurant wages	23	33	56
Total non-general and administrative expense adjustments	19,469	14,881	34,350
General and administrative expense adjustments:
Stock-based compensation expense	1,458	1,130	2,588
Board and shareholder matter costs	(328)	(269)	(597)
Strategic Renewal Plan restructuring costs and retention bonuses	187	333	520
Legal settlements and related costs	(167)	—	(167)
Total general and administrative expense adjustments	1,150	1,194	2,344
Adjusted EBITDA	$42,520	$9,652	$52,172
Restaurant-level adjustments:
Add: Pre-opening costs	699	782	1,481
Add: Other general and administrative expense(1)	21,105	17,573	38,678
Less: Franchise royalty revenue and fees	1,376	632	2,008
Restaurant-level Adjusted EBITDA	$62,948	$27,375	$90,323

October 1, 2017:
Net loss			$(25,477)
Benefit from income taxes			(14,241)
Loss before taxes	$(39,414)	$(304)	$(39,718)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	16,705	9,560	26,265
Impairment and other lease charges	56,336	2,745	59,081
Interest expense	873	1,037	1,910
Other expense (income), net	1,624	97	1,721
Stock-based compensation expense in restaurant wages	(4)	48	44
Unused pre-production costs in advertising expense	322	88	410
Total non-general and administrative expense adjustments	75,856	13,575	89,431
General and administrative expense adjustments:
Stock-based compensation expense	1,542	1,181	2,723
Terminated capital project	484	365	849
Board and shareholder matter costs	2,136	1,612	3,748
Strategic Renewal Plan restructuring costs and retention bonuses	1,278	823	2,101
Office restructuring and relocation costs	(152)	—	(152)
Legal settlements and related costs	(473)	—	(473)
Total general and administrative expense adjustments	4,815	3,981	8,796
Adjusted EBITDA	$41,257	$17,252	$58,509
Restaurant-level adjustments:
Add: Pre-opening costs	1,013	865	1,878
Add: Other general and administrative expense(1)	21,345	16,610	37,955
Less: Franchise royalty revenue and fees	1,272	568	1,840
Restaurant-level Adjusted EBITDA	$62,343	$34,159	$96,502
(1) Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, other expense (income), net, unused pre-production costs in advertising expense, terminated capital project costs, board and shareholder matter costs, Strategic Renewal Plan restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	September 30, 2018				October 1, 2017
	Income Before Income Taxes	Benefit From Income Taxes (a)	Net Income	Diluted EPS	Income (Loss) Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP	$(2,845)	$(4,892)	$2,047	$0.08	$(13,084)	$(4,827)	$(8,257)	$(0.31)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to federal rate change (a)	—	3,861	(3,861)	(0.14)	—	—	—	—
Impairment and other lease charges (b)	6,417	1,619	4,798	0.18	15,905	6,111	9,794	0.36
Other expense (income), net (c)	47	12	35	—	469	180	289	0.01
Total non-general and administrative expense	6,464	5,492	972	0.04	16,374	6,291	10,083	0.37
General and administrative expense adjustments:
Board and shareholder matter costs (f)	—	—	—	—	(155)	(60)	(95)	—
Strategic Renewal Plan restructuring costs and retention bonuses (g)	17	4	13	—	87	34	53	—
Office restructuring and relocation costs (h)	—	—	—	—	(152)	(58)	(94)	—
Total general and administrative expense	17	4	13	—	(220)	(84)	(136)	0.01
Adjusted - Non-GAAP	$3,636	$604	$3,032	$0.11	$3,070	$1,380	$1,690	$0.06

	(Unaudited)
	Nine Months Ended
	September 30, 2018				October 1, 2017
	Income Before Income Taxes	Benefit From Income Taxes (a)	Net Income	Diluted EPS	Income (Loss) Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP	$15,478	$(246)	$15,724	$0.58	$(39,718)	$(14,241)	$(25,477)	$(0.95)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to federal rate change (a)		3,861	(3,861)	(0.14)	—	—	—	—
Impairment and other lease charges (b)	6,539	1,650	4,889	0.18	59,081	22,700	36,381	1.35
Other expense (income), net (c)	(3,132)	(790)	(2,342)	(0.09)	1,721	662	1,059	0.04
Unused pre-production costs in advertising expense (d)	—	—	—	—	410	158	252	0.01
Total non-general and administrative expense	3,407	4,721	(1,314)	(0.05)	61,212	23,520	37,692	1.39
General and administrative expense adjustments:
Terminated capital project (e)	—	—	—	—	849	326	523	0.02
Board and shareholder matter costs (f)	(597)	(151)	(446)	(0.02)	3,748	1,440	2,308	0.09
Strategic Renewal Plan restructuring costs and retention bonuses (g)	520	131	389	0.01	2,101	807	1,294	0.05
Office restructuring and relocation costs (h)	—	—	—	—	(152)	(58)	(94)	—
Legal settlements and related costs (i)	(167)	(42)	(125)	—	(473)	(182)	(291)	(0.01)
Total general and administrative expense	(244)	(62)	(182)	(0.01)	6,073	2,333	3,740	0.14
Adjusted - Non-GAAP	$18,641	$4,413	$14,228	$0.52	$27,567	$11,612	$15,955	$0.59

(a) The benefit for income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 25.2% and 38.4% for the periods ending September 30, 2018 and October 1, 2017, respectively. On December 22, 2017, the Tax Cuts and Jobs Act (the "Act"), which includes a provision that reduces the federal corporate income tax rate from 35.0% to 21.0% effective January 1, 2018, was signed into law. In accordance with generally accepted accounting principles, the enactment of this new tax legislation required us to revalue our net deferred income tax assets at the new corporate statutory rate of 21.0% as of the enactment date in 2017. In 2018, in conjunction with a cost segregation study conducted prior to filing our 2017 federal income tax return, we changed the depreciation method for certain assets for federal income tax purposes to accelerate tax deductions. Changes in our 2017 federal income tax return from the amounts recorded as of December 31, 2017 were primarily the result of changing the depreciable lives of assets for federal income tax purposes. These changes allowed us to record an incremental benefit of $3.9 million for the third quarter of 2018.

(b) Impairment and other lease charges for the three months ended September 30, 2018 primarily include impairment charges of $5.7 million related to underperforming Pollo Tropical and Taco Cabana restaurants and lease charges, net of recoveries, of $0.7 million related to an office relocation in the third quarter of 2018 and adjustments to estimates of future lease cost for certain previously closed restaurants. Impairment and other lease charges for the nine months ended September 30, 2018 also include impairment charges of $0.4 million primarily related to closed restaurants and an underperforming Taco Cabana restaurant, and a net benefit of $(0.3) million in lease charge recoveries due primarily to a lease termination, a lease assignment, subleases and other adjustments to estimates of future lease costs.

Impairment and other lease charges for the three months ended October 1, 2017 include impairment charges of $16.5 million primarily related to Pollo Tropical restaurants that closed in 2017 and an underperforming Taco Cabana restaurant, and a net benefit of $0.6 million in lease charge recoveries due to lease terminations, lease assignments, subleases and other adjustments to estimates of future lease costs net of lease charges related to the closure of underperforming restaurants. Impairment and other lease charges for the nine months ended October 1, 2017 also include impairment charges of $36.3 million primarily related to Pollo Tropical restaurants that closed in 2017 and lease charges of $6.9 million related to the closure of Pollo Tropical restaurants.

(c) Other expense (income), net for the three and nine months ended September 30, 2018 primarily includes $0.3 million and $3.1 million, respectively, in insurance recoveries related to the Hurricanes partially offset by the write-off of site development costs of $0.1 million and $0.5 million, respectively, and costs for the removal, transfer and storage of equipment from closed restaurants of $0.2 million and $0.7 million, respectively. Other expense (income), net for the nine months ended September 30, 2018 also includes total gains of $1.2 million on the sales of restaurant properties. Other expense (income), net for the three and nine months ended October 1, 2017, includes the write-off of site costs related to locations that we decided not to develop, costs for the removal of signs and equipment and equipment transfers and storage related to the closure of Pollo Tropical restaurants and severance for restaurant employees, partially offset by estimated insurance recoveries related to a Taco Cabana restaurant that was closed due to Hurricane Harvey damages, and expected business interruption insurance proceeds related to a Taco Cabana restaurant that was temporarily closed due to a fire.

(d) Unused pre-production costs for the nine months ended October 1, 2017, include costs for advertising pre-production that were not used.

(e) Terminated capital project costs for the nine months ended October 1, 2017, include costs related to the write-off of a capital project that was terminated in the first quarter of 2017.

(f) Board and shareholder matter costs for the nine months ended September 30, 2018 include fee reductions and final insurance recoveries related to 2017 shareholder activism costs. Board and shareholder matter costs for the three and nine months ended and October 1, 2017 include fees related to shareholder activism and CEO and board member searches.

(g) Strategic Renewal Plan restructuring costs and retention bonuses for the three and nine months ended September 30, 2018 and October 1, 2017, include severance related to the Plan and reduction in force and bonuses paid to certain employees for retention purposes.

(h) Office restructuring and relocation costs for the three and nine months ended October 1, 2017 include a favorable adjustment associated with restructuring Pollo Tropical management in Miami, Florida and Dallas, Texas.

(i) Legal settlements and related costs for the nine months ended September 30, 2018 and October 1, 2017 include reductions to final settlement amounts and benefits related to litigation matters.